Exhibit 4.23

Amended and Restated Fixed Rate Note dated March 31, 2017 by and between Dougherty Holdings, Inc. and Cardinal Health 100, LLC

AMENDED AND RESTATED FIXED RATE NOTE

$432,858.60	March 31, 2017

FOR VALUE RECEIVED, Dougherty’s Holdings, Inc., a Texas corporation (hereinafter referred to as “Borrower”), promises to pay to the order of Cardinal Health 110, LLC (together with its successors and assigns, “Lender,” which term shall include any holder hereof), on the dates and in the manner provided below, the sum of FOUR HUNDRED THIRTY TWO THOUSAND EIGHT HUNDRED FIFTY EIGHT AND 60/100 DOLLARS ($432,858.60) (the “Loan Amount”) or such lesser amount as shall be outstanding hereunder, together with interest on the unpaid principal balance hereof from the date hereof until maturity at a rate of interest per annum set forth below (the “Borrower Rate”). Lender shall have no obligation to make any advance hereunder to Borrower unless (i) the representations of Borrower and any other parties, other than Lender, in the Related Documents are true on and as of the date of the request for and funding of the extension of credit, (ii) no default, Event of Default or event that would constitute a default or Event of Default but for the giving of notice, the lapse of time or both, has occurred and is continuing or would result from the extension of credit, (iii) Lender has received any other approvals, opinions and documents as it may reasonably request, and (iv) the making of the extension of credit is not prohibited by and does not subject Lender, any Cardinal Health Affiliate, any Obligor, any Pledgor, or any Subsidiary of Borrower to any penalty or onerous condition under, any Legal Requirement. Capitalized terms used in this Amended and Restated Fixed Rate Note (this “Note”) shall have the meanings ascribed to such terms in Section 7 below.

1.	Borrower Rate.

Interest on the unpaid principal balance hereof from the date hereof until maturity shall accrue at a rate of interest equal to eight point eleven percent (8.11%) per annum.

The amount of interest accruing and payable hereunder shall be calculated based on the actual number of days elapsed in a 360 day year.

2.	Payments of Principal and Interest.

On the date hereof, the Loan Amount shall be amortized in equal monthly installments until maturity. The principal due on this Note shall be repaid 36 consecutive equal monthly installments of principal and interest in the amount of $13,640.70, which is based on a 3 year amortization, commencing on May 10, 2017 and continuing on the tenth day of each month thereafter with a final payment being due and payable on April 10, 2020 (the “Maturity Date”), when all unpaid principal and accrued and unpaid interest under this Note shall be due and payable in full unless sooner accelerated in accordance with the terms hereof. Interest shall be calculated on the outstanding principal balance of this Note and shall be payable in arrears. In no event shall any interest be charged on any unpaid interest hereunder. If any payment under this Note remains wholly or partially unpaid for more than ten (10) days after such payment was due and payable, Borrower agrees to pay a late fee equal to five percent (5%) of the amount which is past due, not to exceed fifty dollars $50.00.

To the extent that Borrower makes a payment or Lender receives any payment or proceeds of Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Liabilities or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

3.	Place of Payment; Holidays.

(a)              All amounts due and payable hereunder shall be paid via an automatic debit initiated by Lender from Borrower’s bank account pursuant to a separate ACH authorization between Borrower and Lender.

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(b)            In any case where the date for any action required to be performed under this Note or any document executed in connection herewith shall be, in the city where the performance is to be made, a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close (a “Holiday”), then such performance may be made on the next succeeding day that is not a Holiday.

4.	Interest after Due Date or Event of Default.

Any principal outstanding hereunder, after the due date therefor, and whether or not due to acceleration following an Event of Default (as defined below), shall bear interest at the lesser of (i) Borrower Rate plus an additional [five percent (5%)] per annum or (ii) the highest rate allowed by applicable law; provided, however, that if such increase in interest is prohibited by any applicable law, interest on any amounts due hereunder after the due date therefor shall continue to be calculated at the Borrower Rate.

5.	Events of Default and Remedies Upon Default.

The occurrence of any of the following shall constitute an “Event of Default”:

(a)              Any Obligor fails to pay when due any of the Liabilities, or any amount payable with respect to any Liability, or under this Note, any other Related Document, or any agreement or instrument evidencing other debt to any Cardinal Health Affiliate.

(b)             Any Obligor or any Pledgor: (i) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Related Documents; (ii) makes any incorrect or misleading representation, warranty or certificate in any material respect to Lender or any Cardinal Health Affiliate; (iii) makes any incorrect or misleading representation in any material respect in any financial statement or other information delivered to Lender or any Cardinal Health Affiliate; or (iv) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) and the effect of such default will allow the creditor to declare the debt due before its stated maturity.

(c)              In the event (i) there is a default under the terms of any Related Document, (ii) any Obligor terminates or revokes or purports to terminate or revoke any Related Document, or any Related Document becomes unenforceable in whole or in part, (iii) any Obligor fails to perform promptly under its guaranty, or (iv) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between such Obligor and Lender, any Cardinal Health Affiliate or any other affiliate of Lender, or their respective successors and assigns.

(d)              There is any loss, theft, damage, or destruction of any Collateral not covered by insurance.

(e)              Lender deems itself insecure with respect to any Liabilities owed to it by Borrower.

(f)              Any Obligor or any of its Subsidiaries or any Pledgor: (i) becomes insolvent or unable to pay its debts as they become due; (ii) makes an assignment for the benefit of creditors; (iii) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its property; (iv) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (v) conceals or removes any of its property, with intent to hinder, delay or defraud any of its creditors; (vi) makes or permits a transfer of any of its property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (vii) makes a transfer of any of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

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(g)             A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or any Pledgor or for a substantial part of their respective property.

(h)             Any Obligor or any of its Subsidiaries, without Lender's written consent: (i) liquidates or is dissolved; (ii) merges or consolidates with any other Person; (iii) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (iv) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (v) agrees to do any of the foregoing; provided, however, that any Subsidiary of an Obligor may merge or consolidate with any other Subsidiary of that Obligor, or with the Obligor, so long as the Obligor is the survivor.

(i)               Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries or any Pledgor and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries or any Pledgor consents to the commencement of those proceedings.

(j)               Any judgment for the payment of money in excess of $25,000 is entered against any Obligor or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against any property of any Obligor or any of its Subsidiaries or of any Pledgor or any Collateral.

(k)             Any individual Obligor or Pledgor dies, or a guardian or conservator is appointed for any individual Obligor or Pledgor or all or any portion of their respective property, or the Collateral.

(l)             Any material adverse change occurs in: (i) the reputation, property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; (ii) any Obligor's or Pledgor's ability to perform its obligations under the Related Documents; or (iii) the Collateral.

(m)         Borrower fails to maintain a relationship with one or more Cardinal Health Affiliates, as Borrower’s primary provider of pharmaceutical/medical/nuclear products (provided such pharmaceutical/medical/nuclear products are carried by and available from one or more Cardinal Health Affiliates), or fails to satisfy any purchase requirements set forth in any agreement between Borrower and any one or more Cardinal Health Affiliates.

(n)            Any default occurs under any Note Indebtedness (defined below) or any Other Indebtedness (defined below).

(o)             Any provision of any Related Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Obligor, or a proceeding shall be commenced by any Obligor, or by any governmental authority having jurisdiction over any Obligor, seeking to establish the invalidity or unenforceability thereof, or any Obligor shall deny that any Obligor has any liability or obligation purported to be created under any Related Document.

Upon the occurrence and during the continuance of an Event of Default, Lender may (i) terminate all rights, if any, of Borrower to obtain advances hereunder, and thereupon, any such right shall terminate immediately, (ii) declare any or all of the Liabilities to be due and payable, and thereupon, the principal of the Credit Facilities, together with accrued interest thereon and all fees and other Liabilities shall become due and payable immediately, and (iii) immediately exercise any right, power or remedy permitted to Lender by law or any provision of this Note or any other Related Document, in each case, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default described in clause (f) or (i) of Section 5 hereof, all rights, if any, of Borrower to obtain advances hereunder shall automatically terminate and the principal of the Credit Facilities, together with accrued interest thereon and all fees and other Liabilities shall automatically become due and payable without any action on the part of Lender, and without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower. Furthermore, upon the occurrence of an Event of Default, interest thereafter shall accrue upon the entire outstanding balance of this Note at the rate set forth in Section 4 of this Note until this Note is paid in full.

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The rights of Lender under this Note and the other Related Documents are in addition to other rights (including without limitation other rights of setoff) Lender may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by Lender. Each Obligor agrees to stand still with regard to Lender's enforcement of its rights, including taking no action to delay, impede or otherwise interfere with Lender's rights to realize on any Collateral. Lender shall at all times have a right of set-off against any indebtedness, liabilities, or obligations due or to become due to Borrower from Lender or any Cardinal Health Affiliate (including but not limited to Lender’s affiliates, subsidiaries, parent or related entities, collectively or individually) in satisfaction of the indebtedness under this Note and the Related Documents, without notice or demand to Borrower.

Any failure of the holder of this Note to exercise any above-described option with respect to any such nonpayment or default shall not waive or otherwise affect the holder’s rights to exercise that option with respect to that or any subsequent nonpayment or default.

6.	Right to Prepay Note.

Borrower shall have the right to prepay this Note, in whole or in part, at any time without penalty.

7.	Definitions.

As used herein, the following terms have the following respective meanings:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Cardinal Health Affiliate” means each subsidiary and affiliate of Cardinal Health, Inc., an Ohio corporation, whether existing now existing or created in the future.

“Change in Law” means the adoption or taking effect after the date of this Agreement of any law or Legal Requirement or any governmental or quasi-governmental policy or directive (whether or not having the force of a Legal Requirement), or any change in the interpretation or administration thereof by any governmental authority or quasi-governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of a Legal Requirement) of any such authority, central bank, or comparable agency; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued, or implemented, and (y) all requests, rules, guidelines, or directives promulgated by the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued, or implemented.

“Collateral” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible, now or in the future subject to any Lien in favor of Lender, securing or intending to secure, any of the Liabilities.

“Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of equity interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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“Credit Facilities” means all extensions of credit from Lender or any Cardinal Health Affiliate to Borrower, whether now existing or hereafter arising, including but not limited to the Loan extended contemporaneously with this Note and any trade line of credit provided by Lender or any Cardinal Health Affiliate to Borrower.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

“Legal Requirement” means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Lender, any Pledgor or any Obligor or any of its Subsidiaries or their respective properties or any agreement by which any of them is bound.

“Liabilities” means all indebtedness, liabilities and obligations of every kind and character of Borrower to Lender or any Cardinal Health Affiliate, whether the obligations, indebtedness and liabilities are individual, joint, joint and several, contingent or otherwise, now or hereafter existing, including without limitation all liabilities, interest, costs, and fees arising under or from any note, open account, credit card, lease, endorsement, surety agreement, guaranty, acceptance, or foreign exchange contract, whether payable to Lender or a Cardinal Health Affiliate or to a third party and subsequently acquired by Lender or a Cardinal Health Affiliate, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

“Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment, pledge or other lien or restriction of any kind.

“Obligor” means Borrower and any guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements, or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by Lender.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

“Pledgor” means any Person providing Collateral.

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“Related Documents” means this Note, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, vendor agreements, and any other instrument or document executed in connection with this Note or with any of the Liabilities, as any of the foregoing may be amended, restated, supplemented, or otherwise modified from time to time.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or ordinarily resident in a Sanctioned Country to the extent dealing with such Person would be prohibited by applicable Sanctions or (c) any Person 50% owned by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state.

“Subsidiary” means, as to any particular Person (the “parent”), a Person, the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the equity interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

8.	Other Indebtedness.

Borrower agrees and acknowledges that the indebtedness and obligations secured by the Related Documents, including without limitation any security agreement, mortgage, or guaranty, include all indebtedness and obligations of every kind and nature now existing or hereafter arising owed or owing by Borrower to Lender or any Cardinal Health Affiliate, including without limitation the indebtedness and obligations of Borrower of every kind, including principal, interest, costs, fees and expenses, if applicable, (i) evidenced by this Note (collectively, the “Note Indebtedness”), and (ii) otherwise now owed or at any time hereafter owing by Borrower to Lender or any Cardinal Health Affiliate, whether or not evidenced by any promissory notes or other written documents or instruments (collectively, the “Other Indebtedness”). The security interest and lien granted pursuant to the Related Documents, all of the rights in the collateral described therein, and all of the rights and remedies of the secured party thereunder, and all of the rights and benefits of the beneficiary under any guaranty, are collectively referred to herein as the “Credit Support.” Borrower agrees and acknowledges that (i) full or partial payment of any Note Indebtedness will not constitute payment of any Other Indebtedness, and in the event of any such full or partial payment of Note Indebtedness, the Credit Support shall continue to secure and support the payment and performance in full of all of the Other Indebtedness, and (ii) full or partial payment of any Other Indebtedness will not constitute payment of any Note Indebtedness, and in the event of any such full or partial payment of Other Indebtedness, the Credit Support shall continue to secure and support the payment and performance in full of all of the Note Indebtedness.

Any default by Borrower in the Other Indebtedness shall constitute a default under the Note Indebtedness, and any default under the Note Indebtedness shall constitute a default under the Other Indebtedness, in each case permitting the holder(s) of any such Note Indebtedness or Other Indebtedness, respectively, to accelerate the payment in full of all of such Note Indebtedness or Other Indebtedness, and exercise any and all other rights and remedies with respect to the Credit Support.

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Borrower shall pay principal, interest, and all other amounts payable hereunder or under any other Related Document, and perform its obligations under this Note without setoff, offset, deduction, recoupment or withholding of any kind for amounts owed or payable by Lender or any Cardinal Health Affiliate, and hereby waives, releases and relinquishes any and all rights of setoff, offset, deduction, recoupment or withholding, whether under this Note or any other Related Document, applicable law or otherwise and whether relating to Lender’s or any Cardinal Health Affiliate’s breach, bankruptcy or otherwise.

9.	Indemnification.

Borrower agrees to indemnify, defend and hold (a) the Bank, its parent company and its respective Subsidiaries and affiliates, and their respective successors and assigns; and (b) Cardinal Health, Inc., its respective Subsidiaries and affiliates (including Cardinal Health Affiliates), their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys' fees (including the fees and expenses of any attorneys engaged by the Indemnified Person) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to the Credit Facilities, the Liabilities under this Agreement or any other Related Documents or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person's gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this Agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

10.	Representations and Warranties.

Borrower represents and warrants as of the date of this Note that each of the following statements is true and shall remain true and correct until all Credit Facilities and all Liabilities under this Note and the other Related Documents are paid in full: (a) its principal residence or chief executive office is at the following address: 16250 Knoll Trail Dr. Ste. 102, Dallas TX, 75248; (b) its name as it appears in this Note is its exact name as it appears in its Organizational Documents; (c) the execution and delivery of this Note and the other Related Documents to which it is a party, and the performance of the obligations they impose, do not violate any Legal Requirement, conflict with any agreement by which it is bound, or require the consent or approval of any other Person; (d) this Note and the other Related Documents have been duly authorized, executed and delivered by all parties thereto (other than Lender) and are valid and binding agreements of those Persons, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and by general principles of equity; (e) all information furnished to Lender or any Cardinal Health Affiliate in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates; (f) no litigation, claim, investigation, administrative proceeding or similar action is pending or threatened against it, and no other event has occurred which may in any one case or in the aggregate materially adversely affect it or any of its Subsidiaries' financial condition, properties, business, affairs or operations, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing; (g) all of its tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by it in good faith and for which adequate reserves have been provided; (h) (i) the fair market value of its assets is in excess of the total amount of its liabilities (including without limitation any indebtedness that may be a contingent liability); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is able and expects to be able to pay its debts (including without limitation contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted, (i) it is not in violation of any Legal Requirement, and it has not failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of its properties or to the conduct of its business, and (j) it has implemented and maintains in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries (if any), and their respective directors, officers, and employees with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries (if any), and to the knowledge of Borrower, their respective employees, officers, directors, and agents (in their capacity as such) that will act in any capacity in connection with or benefit from the credit facility established hereby, are in compliance with Anti- Corruption Laws and applicable Sanctions in all material respects and are not engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. Neither Borrower nor any Subsidiary is a Sanctioned Person.

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11.	Successors and Assigns.

This Note shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of the successors and assigns of Lender; provided, however, that Borrower shall have no right to assign its rights or obligations hereunder to any person or entity without the prior written consent of Lender. Lender may assign this Note and all accompanying Related Documents evidencing or securing Borrower’s obligations hereunder at any time to any entity.

12.	Intent Not To Violate Usury Laws.

The parties hereto intend not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and each of Lender and Borrower agree that should any provision of this Note be deemed to violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the principal amount due hereunder, without penalty.

13.	Cumulative Remedies; Waivers by Borrower.

No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy available to holder, whether at law or in equity. Failure on the part of the holder to insist on the strict performance of any or all of the terms, provisions, and covenants contained in this Note shall not be construed as a waiver or relinquishment for the future of any term, provision or covenant herein. Borrower hereby waives presentment, demand for payment, protest and notice of dishonor of this Note and all other notices and demands.

14.	Compliance with Law.

Borrower shall maintain in effect and enforce, in all material respects, policies and procedures designed to promote compliance by Borrower, its Subsidiaries (if any), and their respective directors, officers and employees with Anti-Corruptions Laws and applicable Sanctions.

15.	Use of Proceeds.

Borrower will not use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for: (1) any personal, family or household purpose; or (2) the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U; (3) in furtherance of an offer, payment, or promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti- Corruption Laws; (4) for the purpose of funding, financing, or facilitating any activities, business, or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except, in each case, to the extent such use is licensed by OFAC and otherwise authorized under applicable law; or (5) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

16.	Changes in Capital Adequacy Regulations.

If Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then from time to time, Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

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17.	USA Patriot Act.

Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

18.	GOVERNING LAW; WAIVER OF JURY TRIAL; VENUE.

THE RIGHTS AND OBLIGATIONS OF LENDER AND BORROWER HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF OHIO. TO THE EXTENT PERMITTED BY LAW, EACH OF BORROWER AND LENDER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY. BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN COLUMBUS, OHIO OR IN OR NEAR DUBLIN, OHIO AT LENDER’S OPTION, FOR ANY ACTION OR PROCEEDING ARISING OUT OF THIS NOTE AND ANY RELATED DOCUMENTS AND HEREBY WAIVES THE DEFENSE, IF ANY, THAT SUCH COURT CONSTITUTES AN INCONVENIENT FORUM.

19.	Severability.

Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be effective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.	Closing Fee; Costs and Expenses.

Borrower has agreed to pay a closing fee to Lender in the amount of $350 to cover Lender’s administrative costs in funding the loan. Borrower agrees that the closing fee is a valid administrative cost and not a charge for the use of money. Borrower agrees that Lender may deduct such closing fee from the proceeds hereof.

To the extent not prohibited by applicable Legal Requirements and whether or not the transactions contemplated by this Note are consummated, Borrower is liable to Lender and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of this Note and any other Related Documents, and any amendment, supplement or modification thereto, the making, servicing and collection of the Credit Facilities and the realization on any Collateral and any other amounts owed under the Related Documents, including without limitation reasonable attorneys' fees (including counsel for Lender that are employees of Lender or its affiliates) and court costs. These costs and expenses include without limitation any costs or expenses incurred by Lender in any bankruptcy, reorganization, insolvency or other similar proceeding involving any Obligor, Pledgor, or property of any Obligor, Pledgor, or Collateral. The obligations of Borrower under this section shall survive the termination of this Note and the other Related Documents.

21.	Time of the Essence.

TIME IS OF THE ESSENCE IN THE PERFORMANCE OF THE OBLIGATIONS UNDER THIS NOTE.

22.	Secured Obligation.

This Note may be secured by Borrower’s personal property, including but not limited to all accounts, deposit accounts, equipment, inventory, chattel paper, documents, instruments, contracts, general intangibles, investment property, and all other goods and personal property, whether tangible or intangible, now owned or hereafter acquired, as evidenced by one or more security agreements executed and delivered by Borrower to Lender either previously, in conjunction herewith or at a future date, and in form and substance satisfactory to Lender. This Note may also be secured by Borrower’s real property, as described in one or more mortgages, deeds of trust or other security instruments executed and delivered by Borrower to Lender, either previously, in conjunction herewith or at a future date, and in form and substance satisfactory to Lender.

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23.	Amendment and Restatement.

THIS NOTE IS AN AMENDMENT, RESTATEMENT AND CONSOLIDATION OF THE INDEBTEDNESS EVIDENCED BY THAT CERTAIN NOTE IN THE ORIGINAL PRINCIPAL AMOUNT OF $1,500,350.00, DATED AS OF FEBRUARY 10, 2012 PAYABLE BY BORROWER TO LENDER (THE "PRIOR NOTE"). THIS NOTE IS NOT INTENDED TO BE, NOR SHALL IT BE DEEMED TO BE, A NOVATION OF THE PRIOR NOTE OR THE INDEBTEDNESS OF BORROWER EVIDENCED THEREBY. ALL REFERENCES IN ANY OF THE CREDIT DOCUMENTS TO THE PRIOR NOTE SHALL BE DEEMED TO MEAN AND REFER TO THIS NOTE.

Borrower authorizes any attorney at law to appear in any court of record in the state of Ohio or in any other state or territory of the United States after the above indebtedness becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against Borrower in favor of Lender for the amount then appearing due together with costs of suit, and thereupon to waive all errors and all rights of appeal and stays of execution. The attorney at law authorized hereby to appear for Borrower may be an attorney at law representing Lender, and Borrower hereby expressly waives any conflict of interest that may exist by virtue of such representation. Borrower also agrees that the attorney acting for Borrower as set forth in this section may be compensated by Lender for such services.

Signature Page Follows

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IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first above written.

DOUGHERTY’S HOLDINGS, INC. By: /s/ Mark S. Heil Name: Mark S. Heil Title: President/CFO

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SIMPLE INTEREST LOAN AMORTIZATION SCHEDULE

This schedule is for informational purposes only, and should not be relied upon for exact amounts of interest paid on this account. If any monthly payment is made on a date other than its scheduled due date, then the final monthly payment will be in an amount different, either more or less, than either the stated amount of the regular monthly payments or the stated amount of the final payment. Each payment will be applied first to accrued but unpaid interest, and then to the reduction of principal.

Attached you will find the amortization schedule for your Term loan.

If you have any questions or need further assistance, please call (888) 548-3718, option 1, extension 29591.

	Note Date ('mm/dd/yy)	3/31/2017
	Date of First Payment	5/10/2017
Dougherty's Holdings, Inc.	Principal	432,858.60
	Term in Months	36
	Annual Interest Rate	8.11%
	Payment	$13,640.70

PMT #	Payment Date	Payment Made	Beginning Principal Balance	Annual Interest Rate	Days Since Last PMT	Accrued Interest Portion of Payment	Principal Reduction Portion of Payment	Ending Principal Balance
1	10-May-17	13,640.70	432,858.60	8.11%	40	3,900.54	9,740.16	423,118.44
2	10-Jun-17	13,640.70	423,118.44	8.11%	31	2,954.89	10,685.81	412,432.63
3	10-Jul-17	13,640.70	412,432.63	8.11%	30	2,787.36	10,853.34	401,579.29
4	10-Aug-17	13,640.70	401,579.29	8.11%	31	2,804.47	10,836.23	390,743.06
5	10-Sep-17	13,640.70	390,743.06	8.11%	31	2,728.80	10,911.90	379,831.16
6	10-Oct-17	13,640.70	379,831.16	8.11%	30	2,567.03	11,073.67	368,757.49
7	10-Nov-17	13,640.70	368,757.49	8.11%	31	2,575.26	11,065.44	357,692.04
8	10-Dec-17	13,640.70	357,692.04	8.11%	30	2,417.40	11,223.30	346,468.75
9	10-Jan-18	13,640.70	346,468.75	8.11%	31	2,419.60	11,221.10	335,247.65
10	10-Feb-18	13,640.70	335,247.65	8.11%	31	2,341.24	11,299.46	323,948.19
11	10-Mar-18	13,640.70	323,948.19	8.11%	28	2,043.39	11,597.31	312,350.88
12	10-Apr-18	13,640.70	312,350.88	8.11%	31	2,181.34	11,459.36	300,891.52
13	10-May-18	13,640.70	300,891.52	8.11%	30	2,033.53	11,607.17	289,284.34
14	10-Jun-18	13,640.70	289,284.34	8.11%	31	2,020.25	11,620.45	277,663.89
15	10-Jul-18	13,640.70	277,663.89	8.11%	30	1,876.55	11,764.15	265,899.74
16	10-Aug-18	13,640.70	265,899.74	8.11%	31	1,856.94	11,783.76	254,115.98
17	10-Sep-18	13,640.70	254,115.98	8.11%	31	1,774.65	11,866.05	242,249.93
18	10-Oct-18	13,640.70	242,249.93	8.11%	30	1,637.21	12,003.49	230,246.43
19	10-Nov-18	13,640.70	230,246.43	8.11%	31	1,607.95	12,032.75	218,213.68
20	10-Dec-18	13,640.70	218,213.68	8.11%	30	1,474.76	12,165.94	206,047.74
21	10-Jan-19	13,640.70	206,047.74	8.11%	31	1,438.96	12,201.74	193,846.00
22	10-Feb-19	13,640.70	193,846.00	8.11%	31	1,353.75	12,286.95	181,559.05
23	10-Mar-19	13,640.70	181,559.05	8.11%	28	1,145.23	12,495.47	169,063.58
24	10-Apr-19	13,640.70	169,063.58	8.11%	31	1,180.67	12,460.03	156,603.56
25	10-May-19	13,640.70	156,603.56	8.11%	30	1,058.38	12,582.32	144,021.23
26	10-Jun-19	13,640.70	144,021.23	8.11%	31	1,005.79	12,634.91	131,386.32
27	10-Jul-19	13,640.70	131,386.32	8.11%	30	887.95	12,752.75	118,633.57
28	10-Aug-19	13,640.70	118,633.57	8.11%	31	828.49	12,812.21	105,821.37
29	10-Sep-19	13,640.70	105,821.37	8.11%	31	739.02	12,901.68	92,919.68
30	10-Oct-19	13,640.70	92,919.68	8.11%	30	627.98	13,012.72	79,906.96
31	10-Nov-19	13,640.70	79,906.96	8.11%	31	558.04	13,082.66	66,824.30
32	10-Dec-19	13,640.70	66,824.30	8.11%	30	451.62	13,189.08	53,635.22
33	10-Jan-20	13,640.70	53,635.22	8.11%	31	374.57	13,266.13	40,369.09
34	10-Feb-20	13,640.70	40,369.09	8.11%	31	281.92	13,358.78	27,010.31
35	10-Mar-20	13,640.70	27,010.31	8.11%	29	176.46	13,464.24	13,546.07
36	10-Apr-20	13,640.67	13,546.07	8.11%	31	94.60	13,546.07	0.00

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